Exhibit 6.7

SHAREHOLDERS AGREEMENT

THIS AGREEMENT made as of June 19, 2026 (the “Effective Date”).

A M O N G:

AV COMMUNICATIONS INC.,

a corporation incorporated pursuant to the laws of the Province of Ontario

(the “Corporation”)

– and –

RAD CANADIAN HOLDINGS, INC.,

a corporation incorporated pursuant to the laws of the Province of Ontario

(the “Investor Shareholder”)

– and –

JOYCELYN DAVID,

an individual residing in the Province of Ontario

(the “Principal”)

– and –

2682534 ONTARIO CORPORATION,

a corporation incorporated pursuant to the laws of the Province of Ontario

(the “Minority Shareholder”)

WHEREAS:

A.	As at the date hereof, the issued and outstanding shares in the capital of the Corporation have been issued and are held as follows:

Shareholder	No. & Class of Shares held by Shareholder	Percentage Interest
Investor Shareholder	700 Class C Common shares	70.0%
Minority Shareholder	300 Class C Common shares	30.0%

B.	The Principal Controls the Minority Shareholder.

C.	The Shareholders have entered into this Agreement to record their agreement with respect to regarding certain arrangements regarding the organization and affairs of the Corporation and the purchase and sales of their shares in the capital of the Corporation under certain circumstances.

NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. Wherever used in this Agreement, the following terms will have the following meanings respectively, unless the context indicates otherwise:

(a)	“Act” means the Business Corporations Act (Ontario), as amended from time to time, and any successor legislation thereto;

(b)	“Affiliate” has the meaning attributed to such term in the Act;

(c)	“Arm’s Length” has the meaning attributed to such term in the ITA;

(d)	“Board” means the board of directors of the Corporation as constituted from time to time;

(e)	“Business” means the business of the Corporation, including multicultural marketing, media and advertising.

(f)	“Business Day” means every day except Saturdays, Sundays and days on which chartered banks are closed for business in Ontario;

(g)	“Cause” has the meaning attributed to such term in the employment agreement between the Corporation and the Minority Shareholder;

(h)	“Closing” means the closing of the transaction of purchase and sale contemplated in the Purchase Agreement;

(i)	“Control” means control in fact, whether direct or indirect, and “Controlled” has a corresponding meaning. Shares are controlled if the voting rights that attach to those shares are controlled;

(j)	“Direct Service” means any service (including software, platforms or other technology solutions) that is provided directly by the Investor Shareholder or any of its Affiliates to the Corporation and not through a third-party Group Service;

(k)	“Discounted Multiple” means 6.4;

(l)	“EBITDA” means for any period, earnings before interest, taxes, depreciation and amortization, each as calculated in accordance with GAAP;

(m)	“Encumbrances” means, collectively, mortgages, liens, charges, security interests, adverse claims, pledges, demands, deemed trusts, liens or other form of encumbrances of any nature whatsoever or howsoever arising;

(n)	“Event of Default” means, with respect to the Minority Shareholder or the Principal, the occurrence of any of the following events:

(i)	Pursuant to the Bankruptcy and Insolvency Act (Canada), the Minority Shareholder or the Principal makes an assignment or a proposal, are declared bankrupt or become insolvent;

(ii)	The Minority Shareholder or the Principal being in material default of their respective obligations under this Agreement, which is not otherwise cured within ten (10) Business Days of being notified of such default in writing by the Corporation or the Investor Shareholder;

(iii)	A trustee in bankruptcy, receiver, receiver and manager, liquidator or other officer with similar powers is appointed for the Minority Shareholder or the Principal, or over all or any material part of the property of the Minority Shareholder or the Principal;

(iv)	An encumbrancer takes possession of any Shares Controlled by the Minority Shareholder, or if a distress or execution or any similar process is levied or enforced upon or against the Shares Controlled by the Minority Shareholder and remains unsatisfied for the shorter of a period of ten (10) Business Days or such period as permits the Shares to be sold;

(v)	The Minority Shareholder or the Principal is convicted of, or enters a plea of guilty to, a criminal act or other offence pursuant to the provisions of the Criminal Code (Canada) or any other criminal or penal statute of any jurisdiction, or its/her conduct tending to bring the Corporation or any Affiliate into public disgrace or disrepute or economic harm (as determined by the Board in accordance with Section 3.4 acting reasonably and in good faith);

(vi)	The Minority Shareholder ceases to have Control of its Shares;

(vii)	The Principal ceases to Control the Minority Shareholder;

(viii)	The termination of employment or engagement by the Corporation of the Principal for Cause; or

(ix)	The termination of the Principal’s employment or engagement with the Corporation for any reason (other than for Cause or resignation) at any time prior to the 3rd anniversary of the Effective Date; or

(x)	The resignation by the Principal from her employment or engagement with the Corporation for any reason at any time prior to the 3rd anniversary of the Effective Date;

(o)	“Existing Service” means any service of the same or similar nature to a Group Service that the Corporation was obtaining from a third-party supplier immediately prior to Closing;

(p)	“Exit EBITDA” means, as of any determination date, the trailing twelve-month EBITDA of the Corporation as of the most recent prior quarter end; provided, however, that in the event of a Platform Change of Control, Transfer Event or the exercise of the Option to Purchase prior to the twelve-month anniversary of the Effective Date, “Exit EBITDA” shall instead be calculated on a pro rata basis using the EBITDA of the Corporation for the number of full months elapsed since the Effective Date and an amount equal to 1/12th of the Sustainable EBITDA per month for the balance of the 12 month period. By way of example only, assuming a closing of the relevant Change of Control on December 31, 2026 and assuming an Effective Date of September 30, 2026, Exit EBITDA shall instead be calculated on a pro rata basis using (x) three full months of actual EBITDA of the Corporation and its subsidiaries and (y) nine-twelfths (9/12) of Sustainable EBITDA;

(q)	“GAAP” means the United States generally accepted accounting principles, as applicable, at the relevant time, consistently applied;

(r)	“Group Service” means any service (including software, platforms or other technology solutions) that the Investor Shareholder or any of its Affiliates obtains from a third-party supplier under a group, enterprise or multi-entity contract and that is made available for use by the Corporation;

(s)	“ITA” means the Income Tax Act (Canada), as amended from time to time, and any successor legislation thereto;

(t)	“Lender” means any commercial bank, savings and loan institution, or any similar lending institution (or any collateral agent or trustee acting therefor) that loans money to the Investor Shareholder or its Affiliates;

(u)	“Original Multiple” means 8.4;

(v)	“Percentage Interest” means, as to any Shareholder at any time, a fraction expressed as a percentage, where the numerator is the number of Shares held by such Shareholder at such time and the denominator is the total number of Shares held by all Shareholders at such time, but for greater certainty, in each instance, shall exclude (i) any unissued option pool, and (ii) any options or warrants that are “out-of-the-money”, whether vested or unvested;

(w)	“Permanently Disabled” means when the Minority Shareholder has been and/or is reasonably expected to be suffering from a state of mental or physical disability, illness or disease and prevents her from carrying out her normal duties to the Corporation in substantially the same manner as conducted by her prior to her suffering from such disability, illness or disease, for a period of not less than six (6) consecutive months, based on the opinion of a medical doctor selected by the Corporation, in its discretion;

(x)	“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, limited liability, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

(y)	“Platform Change of Control” means: (i) any transaction or series of related transactions pursuant to which persons that were the beneficial owners of the outstanding voting securities of RAD immediately prior to such transaction or series of related transactions do not beneficially own, directly or indirectly, immediately after such transaction or series of related transactions, more than fifty percent (50%) of the voting power represented by the outstanding voting securities of RAD or any successor entity or parent thereof, as the case may be; or (ii) the sale, lease, or other disposition of all or substantially all of the assets of RAD, in one transaction or a series of related transactions, to a person or group of persons acting jointly or in concert, other than to a wholly owned subsidiary of RAD;

(z)	“Platform Multiple” means an amount equal to the quotient of: (i) cash value of the purchase price payable by the purchaser for the target entity in the applicable Platform Change of Control (the “Change of Control Target”) (such purchase price determined assuming acquisition of the entire equity interest of the Change of Control Target and as adjusted by customary adjustments for (w) normalized working capital of the Change of Control Target based on a target equal to the Change of Control Target’s average working capital for the twelve months immediately preceding the most recent quarter end date prior to the applicable Platform Change of Control, (x) any cash to remain in the Change of Control Target following, or to otherwise inure to the benefit of the purchaser in, such Platform Change of Control (without giving effect to principles of accounting consolidation with respect to non-wholly-owned subsidiaries of the Change of Control Target), (y) indebtedness of the Change of Control Target assumed, directly or indirectly, by the purchaser in such Platform Change of Control (without giving effect to principles of accounting consolidation with respect to non-wholly-owned subsidiaries of the Change of Control Target), and (z) change of control related transaction costs and commissions) divided by (ii) the sum of (x) the trailing twelve-month EBITDA of the Change of Control Target as may be adjusted by the Change of Control Target plus (y) to the extent deducted in calculating such trailing twelve-month EBITDA of the Change of Control Target, any corporate and overhead expenses of the Change of Control Target;

(aa)	“Platform Multiple Adjustment” means an amount equal to the quotient of: (i) Exit EBITDA divided by (ii) Sustainable EBITDA; provided, that (i) if the Platform Multiple Adjustment is greater than 1, the Platform Multiple Adjustment shall be 1; (ii) if the Platform Multiple Adjustment is between 0.7 and 1, the Platform Multiple Adjustment will be the ratio calculated; and (iii) if the Platform Multiple Adjustment is less than 0.7, the Platform Multiple Adjustment will be such that the Platform Multiple multiplied by the Platform Multiple Adjustment will equal the Original Multiple;

(bb)	“Premises” has the meaning attributed to that term in the Purchase Agreement;

(cc)	“Purchase Agreement” means the agreement dated as of June 19, 2026, between the Investor Shareholder and the Minority Shareholder, pursuant to which the Minority Shareholder sold to the Investor Shareholder, and the Investor Shareholder purchased from the Minority Shareholder, shares in the capital of the Corporation, as same may be amended from time to time;

(dd)	“Purchase Notice” means a written notice delivered by the Corporation to the Minority Shareholder, pursuant to which the Corporation has agreed to exercise an option or right granted thereto under this Agreement to purchase the Minority Shareholder’s Shares;

(ee)	“RAD” means Rad Technologies, Inc.

(ff)	“Shares” means collectively: (i) the issued and outstanding shares in the Corporation; (ii) any shares in the Corporation into which then-issued shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed; and (iii) any shares in the Corporation or any successor or other body corporate which may be received by the holders of shares in the Corporation upon an amalgamation, merger or other reorganization of (or including) the Corporation;

(gg)	“Shareholders” means, collectively, the owners of any Shares, and “Shareholder” means any one of such Persons individually;

(hh)	“Shareholder Loan” means an outstanding amount loaned or advanced to the Corporation by a Shareholder and all accrued but unpaid interest thereon;

(ii)	“subsidiary” or “subsidiary body corporate” shall have the meaning ascribed thereto in the Act;

(jj)	“Sustainable EBITDA” means $1,245,769.00;

(kk)	“Transfer” means to sell, assign, surrender, gift, transfer, pledge, mortgage, charge, create a security interest in, hypothecate or otherwise encumber or deal with any of the Shares or any interest, whether legal or beneficial, in the Shares;

(ll)	“Transfer Event” means the occurrence of any of the following:

(i)	if the Principal dies;

(ii)	if the Principal becomes Permanently Disabled; and

(iii)	an Event of Default is committed or suffered by or in respect of the Minority Shareholder or the Principal.

(mm)	“Tulong Option Period” has the meaning attributed to that term in the Purchase Agreement;

(nn)	“voting securities” means securities, other than debt securities, carrying a voting right to elect directors generally either under all circumstances or under stated circumstances that have occurred and are continuing.

1.2	Share Certificates. All share certificates, or notices of uncertificated securities, issued or to be issued by the Corporation will be endorsed with a memorandum as follows:

“This certificate is subject to a Shareholders Agreement and the shares represented by this certificate cannot be sold, transferred, assigned or otherwise disposed of or mortgaged, pledged, hypothecated, charged or otherwise encumbered except pursuant to the terms of the said Shareholders Agreement.”

1.3	Escrow of Minority Shareholder’s Shares. The Minority Shareholder acknowledges and agrees that the certificates representing the Minority Shareholder’s Shares will be held in escrow by the Corporation’s solicitor to secure the Minority Shareholder’s obligations as set out herein, provided that the Minority Shareholder’s Shares shall be delivered to the Minority Shareholder to accommodate any purchase and sale of the Minority Shareholder’s Shares pursuant to the terms hereof.

1.4	Compliance with Agreement. Each Shareholder agrees to vote and act as a shareholder of the Corporation to fulfil the provisions of this Agreement and each party hereto agrees to comply with, and use all reasonable efforts to cause the Corporation to comply with this Agreement, and to the extent, if any, which may be permitted by law, shall cause its respective nominee(s) who serve as directors of the Corporation, if any, to act in accordance with this Agreement.

1.5	Recitals. The recitals set out above are true, both in substance and in fact and form part of this Agreement. The Corporation represents and warrants that the Shares set out in Recital A above are the only issued and outstanding shares of the Corporation on the date hereof.

ARTICLE 2

ADMINISTRATION

2.1	Guarantee. The Minority Shareholder and the Principal hereby agree to be jointly and severally liable as between the Minority Shareholder and the Principal in respect of any breach or default by such party under this Agreement. The foregoing covenants and obligations are absolute, unconditional, present and continuing and are in no way conditional or contingent upon any event or circumstance, action or omission which might in any way discharge a guarantor or surety.

2.2	Representations and Warranties of Minority Shareholder. The Minority Shareholder and the Principal jointly and severally represent and warrant to the Investor Shareholder and the Corporation and acknowledge that such Persons are relying upon such representations and warranties in entering into this Agreement that:

(a)	The Principal and the Minority Shareholder have all necessary power, authority and approval to enter into this Agreement and to perform her/its obligations hereunder. This Agreement has been duly executed and delivered by the Minority Shareholder and the Principal and constitutes a legal, valid and binding obligation of the Minority Shareholder and the Principal against her/it in accordance with its terms;

(b)	Neither the execution and delivery of this Agreement by the Minority Shareholder or the Principal, nor the performance of their obligations hereunder, will conflict with or result in the violation, contravention or breach of, or any default under, any agreement, obligation, contract, commitment, law or regulation to which the Minority Shareholder or the Principal is a party or by which it/she is bound; and

(c)	The Minority Shareholder and the Principal is not a non-resident of Canada within the meaning of the ITA.

2.3	No Encumbrances. The Minority Shareholder hereby represents and warrants to the Investor Shareholder and the Corporation that the Shares owned by the Minority Shareholder are owned by the Minority Shareholder as registered owner, free and clear of all Encumbrances, and, other than pursuant this Agreement, no Person has any agreement, option or right capable of becoming an agreement for the purchase of any of the Shares owned by the Minority Shareholder.

2.4	Audit Waiver. In each financial year of the Corporation, upon the request of the Board, the Minority Shareholder shall consent to exempt the Corporation from the requirement to appoint an auditor pursuant to the provisions of the Act, and the Minority Shareholder covenants and agrees to execute such documents as may be requested by the Board to affect such waiver.

ARTICLE 3

management

3.1	Board of Directors. The Board shall be comprised of thee (3) directors. The Investor Shareholder shall be entitled to nominate two (2) directors to the Board and shall be entitled to remove and replace its nominees from time to time as provided in Section 3.2. The Minority Shareholder shall be entitled to nominate one (1) director to the Board and shall be entitled to remove and replace her nominee from time to time as provided in Section 3.2.

3.2	Removal and Replacement of Nominee. Subject to Section 12.1, any Shareholder entitled to nominate and elect a director shall be entitled to remove any such director by written notice to such director, the other Shareholder and to the Corporation.

3.3	Directors Quorum. A quorum for a meeting of the Board shall consist of a majority of the members of the Board, with at least one (1) nominee of each Shareholder being present. In the event that a quorum is not obtained at any meeting, the meeting shall be adjourned and may be reconvened upon forty-eight (48) hours’ notice to the directors, at which reconvened meeting the directors who are present will be deemed to constitute a quorum provided that at least one (1) nominee of the Investor Shareholder is present.

3.4	Approval. Except for the matters listed in Section 5.3 or as required by applicable law, all questions to be decided at any meeting of the Board will be decided by a simple majority of the directors on the Board in attendance.

3.5	Management Fee. The Corporation has retained the Investor Shareholder to provide ongoing board, executive, strategic oversight and support to the Corporation. In consideration therefor, the Corporation shall pay, or to cause to be paid, to the Investor Shareholder a fee (the “Management Fee”) equal to one percent (1%) of the aggregate revenues of the Corporation, net of customer refunds and credits. The Management Fee shall be calculated and charged monthly in arrears. The Management Fee has been determined in a manner that the parties believe represents the fair market value of such ongoing board, executive, strategic oversight and support.

3.6	Shared Services and Third-Party Group Contacts.

(a)	If, at any time following Closing, the Investor Shareholder requires that the Corporation cease obtaining an Existing Service and instead receive a Group Service that is the same as, or similar to, such Existing Service, then the aggregate annual amount charged by the Investor Shareholder (or its applicable Affiliate) to the Corporation for such Group Service shall not exceed the aggregate annual amount paid by the Corporation for the corresponding Existing Service during the twelve (12) month period immediately preceding such migration, excluding any applicable sales, value-added or similar taxes; provided, however, that if such Group Service is materially superior to, or includes material additional features or functionality not included in, the corresponding Existing Service, the Investor Shareholder may charge the Corporation an amount that reflects the fair market value of such superior service or additional features, such amount to be determined by the Investor Shareholder and the Corporation, acting reasonably.

(b)	Notwithstanding Section 3.6(a), any bona fide annual increases to the cost of such Group Service incurred by the Investor Shareholder (or its applicable Affiliate) with the relevant third-party supplier after the date of migration may be passed through to, and charged to, the Corporation on a corresponding basis. For greater certainty, the Corporation shall bear its proportionate share of any such cost increases.

(c)	If, prior to Closing, the Corporation did not contract for or otherwise receive a particular service and, following Closing, the Corporation receives that service as a Group Service under a contract between the Investor Shareholder (or any of its Affiliate) and a third-party supplier, then the Corporation shall pay its proportionate share of the fees payable under such contract in respect of that service.

(d)	The Corporation’s “proportionate share” for the purposes of Sections 3.6(b) and 3.6(c) shall be determined on a commercially reasonable and equitable basis having regard to objective usage metrics for the relevant service, including (as applicable) the number of users, sub-licenses, seats, locations or other relevant consumption indicators attributable to the Corporation as a fraction of the total corresponding usage under the applicable Group Service contract; provided that, where objective usage metrics are not readily available or are impractical to apply for a particular service, the Investor Shareholder may allocate costs using an alternative reasonable methodology that is consistent with the Investor Shareholder’s allocation practices for its (or its Affiliates’) other majority-owned portfolio entities. The Investor Shareholder shall provide to the Corporation, upon reasonable request, a summary of the basis for calculating the Corporation’s proportionate share of any such Group Service fees.

(e)	Where the Investor Shareholder or any of its Affiliates directly provides any Direct Service to the Corporation (and not through a Group Service contract with a third-party supplier), the fees and other commercial terms applicable to such Direct Service shall be determined on terms to be mutually agreed in writing between the Investor Shareholder and the Corporation, acting reasonably.

(f)	All charges to the Corporation under this Section 3.6 shall be invoiced not more frequently than monthly in arrears and shall be payable in accordance with the Corporation’s ordinary-course payment practices, unless otherwise agreed in writing.

(g)	The parties acknowledge and agree that this Section 3.6 is intended to allocate costs in a manner that is commercially reasonable and consistent with arm’s-length principles.

3.7	Additional Capital. Except as unanimously agreed, none of the Shareholders shall be obligated to acquire additional Shares or to make loans to the Corporation or guarantee its indebtedness.

ARTICLE 4

RESTRICTIONS ON TRANSFER

4.1	Prohibition on Unauthorized Transfers.

(a)	Except as otherwise expressly provided in this Agreement, the Minority Shareholder shall not be permitted to Transfer any Shares (whether by operation of law, contract or otherwise) owned by it without the prior written consent of the Investor Shareholder. Any Transfer of Shares (whether by operation of law, contract or otherwise) by the Minority Shareholder in violation of this Agreement will be void.

(b)	Except as otherwise expressly provided in this Agreement, the Principal shall not be permitted to Transfer any shares in the capital of the Minority Shareholder (whether by operation of law, contract or otherwise) owned by her, and the Minority Shareholder shall not be entitled to issue any shares to any Person other than the Principal, without the prior written consent of the Investor Shareholder. Any transfer or issuance of shares of the Minority Shareholder (whether by operation of law, contract or otherwise) by in violation of this Agreement will be void.

ARTICLE 5

KEY DECISIONS

5.1	Shareholders Quorum. A quorum for a meeting of Shareholders shall consist of each Shareholder entitled to vote on the matters being put to the Shareholders at such meeting being present by representative or by proxy. In the event that a quorum is not obtained at any meeting, the meeting shall be adjourned and reconvened five (5) Business Days later, at the same time and in the same location, at which reconvened meeting the quorum shall be the Shareholders present provided that the Investor Shareholder is present.

5.2	Approval. Except for the matters listed in Section 5.3 or as required by applicable law, all questions to be decided at any meeting of the Shareholders will be decided by a simple majority of the voting rights attached to all of the issued and outstanding Shares held by the Shareholders in attendance.

5.3	Key Decisions. Notwithstanding anything contained in the constating documents of the Corporation or any other provision of this Agreement, but subject to Section 12.1, and regardless of any action taken at any meeting by the Board, by the Shareholders or by an officer of the Corporation, but in addition to any requirements of the Act, the Corporation shall not do any of the following unless the consent of the Minority Shareholder is obtained:

(a)	the winding up, dissolution or liquidation of the Corporation or a subsidiary;

(b)	the amalgamation, merger or consolidation of the Corporation with one or more other corporations (other than in connection with a Platform Change of Control);

(c)	the amendment, alteration or repeal of any provision of the articles or the by-laws of the Corporation;

(d)	the creation, adoption or amendment of any equity (or equity-linked) compensation plan of the Corporation (“ESOP”) that would result in the ESOP pool exceeding 10% of the Corporation’s fully diluted share capital;

(e)	the issuance of any Shares in the capital of the Corporation, other than: (i) pursuant to an initial public offering of any Shares; (ii) as compensation to employees, officers, or directors of the Corporation or pursuant to an ESOP whether or not currently in effect; or (iii) pursuant to the exercise of conversion privileges, options or rights previously granted by the Corporation;

(f)	the continuance of the Corporation under the laws of another jurisdiction;

(g)	an exchange or reclassification of all or any part of the Shares (other than in connection with a Transfer pursuant to Section 7.2(b)) that materially and adversely affects the rights, preferences or economic interests attaching to the Shares held by the Minority Shareholder;

(h)	the declaration or payment of a dividend on the Shares held by the Investor Shareholder as of the date hereof (or any shares into which they may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed), unless the Corporation simultaneously declares or pays an equal per-share dividend on the Shares held by the Minority Shareholder; provided that this Section 5.3(h) shall not apply to:

(i)	any payments made to the Investor Shareholder pursuant to Section 3.5 or Section 3.6;

(ii)	any repayment of principal or payment of interest on any Shareholder Loan;

(iii)	any distribution to a Shareholder to enable such Shareholder to satisfy income tax liabilities arising from income of the Corporation that is attributed or allocated to such Shareholder for income tax purposes; or

(iv)	any dividend, distribution, redemption or return of capital declared or paid in respect of any class or series of shares of the Corporation other than Class C Common shares, to the extent made in accordance with the rights, privileges, restrictions and conditions attaching to such class or series as set out in the articles of the Corporation;

(i)	any increase or amendment to the Management Fee above one and a half percent (1.5%) of the aggregate revenues of the Corporation, net of customer refunds and credits;

(j)	any repayment of principal or payment of interest on any Shareholder Loan; and

(k)	any transaction, contract or arrangement between the Corporation and any Person not dealing at Arm’s Length with the Corporation or the Investor Shareholder (for greater certainty, Tulong shall be deemed to be dealing at Arm’s Length with the Corporation and the Investor Shareholder for all purposes of this Agreement), provided that no consent of the Minority Shareholder shall be required where such transaction, contract or arrangement is entered into in the ordinary course of business consistent with past practice or on terms no less favorable to the Corporation than those that would reasonably be obtained in a comparable arm’s length transaction with an unrelated third party.

5.4	Minority Shareholder Restrictions. In addition to any other restrictions or limitations on the Minority Shareholder’s powers, the Minority Shareholder covenants and agrees that, without the prior written consent of the Investor Shareholder, it shall not, directly or indirectly, on behalf of the Corporation or otherwise:

(a)	authorize, commit to, or make any single capital expenditure, or series of related capital expenditures not already provided for in the Corporation’s annual operating budget;

(b)	hire, appoint, remove, or terminate any employee or individual service provider of the Corporation whose compensation equals or exceeds $100,000 per annum (or, in the case of project-based engagements, $25,000 per project);

(c)	hire, appoint, remove, or terminate any executive or senior management-level employee of the Corporation whose compensation equals or exceeds $150,000 per annum;

(d)	create, issue, incur, assume or otherwise become liable for any indebtedness for borrowed money, or authorize any of the foregoing, or issue or authorize the issuance of any debt securities, or create, incur or permit to exist any lien, charge or security interest of any kind (whether fixed, floating, contingent or otherwise) (except for (i) purchase money liens incurred solely in connection with the acquisition of equipment in the ordinary course of business, (ii) statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business and not yet due or being contested in good faith, or (iii) trade payables incurred in the ordinary course of business consistent with past practice); or

(e)	incur, assume, agree to or otherwise become liable for any guarantees, indemnities or similar contingent obligations.

Any action taken in contravention of this Section 5.4 shall be null and void and of no force or effect unless subsequently ratified in writing by the Investor Shareholder.

5.5	Information Requests. The Minority Shareholder and the Principal shall respond promptly and in good faith to any reasonable request for information, documents, confirmations, or other materials relating to the Corporation or this Agreement made by the Investor Shareholder and shall provide such information within a reasonable period of time, to the extent such information is within their possession or control. The provisions of this Section 5.5 will (a) survive the termination of this Agreement notwithstanding anything in this Agreement to the contrary, or (b) automatically terminate on the date that the Principal ceases to be engaged by the Corporation, meaning the termination of all employment, consulting, or other service relationships with the Corporation.

ARTICLE 6

PRE-EMPTIVE RIGHTS and anti-dilution

6.1	Pre-Emptive Rights.

(a)	Subject to Section 5.3(e), no Shares or securities of the Corporation, whether or not currently authorized, as well as rights, options, or warrants to purchase Shares or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for Shares (collectively, the “New Securities”) will be issued unless such New Securities have first been offered to the Shareholders at such price and on such terms as those New Securities are to be offered to others. Such New Securities will be offered to each Shareholder in accordance with each Shareholder’s Percentage Interest.

(b)	Notice of the offer described in Section 6.1(a) will be sent to each Shareholder specifying:

(i)	the series, class, attributes and total number of New Securities then being offered for allotment and issue;

(ii)	the issue price for each New Securities;

(iii)	the number of New Securities being offered to the Shareholder to whom the notice is addressed;

(iv)	that the offer, if not accepted within ten (10) Business Days from the date the notice is given by the Corporation, will be deemed to have been declined;

(v)	that a Shareholder who wishes to subscribe for New Securities which are less than his/hers/its entitlement shall, in his/hers/its acceptance, specify the number of New Securities that it wishes to subscribe for; and

(vi)	that a Shareholder who wishes to subscribe for New Securities in excess of his/hers/its entitlement shall, in his/hers/its acceptance, specify the number of New Securities in excess of his/hers/its entitlement that he/she/it wishes to subscribe for.

(c)	Each Shareholder who chooses to accept the offer shall, within the ten (10) Business Day period, send an acceptance to the Corporation indicating whether it accepts part or all of the Shares offered to it.

(d)	In the event there are two (2) or more Shareholders that choose to subscribe for New Securities in excess of his/her/its entitlement, they shall first each be allowed to subscribe for the number of New Securities they are entitled to, and any remaining unsubscribed New Securities will be allocated to such exercising Shareholders pro rata based on the number of Shares held by such exercising Shareholders as of the date the notice of the offer described in Section 6.1(a) is given, up to the number of New Securities each Shareholder had incited they wished to subscribe for.

(e)	The closing of any sale pursuant to this Section 6.1 will occur within 90 days of the date that the notice of the offer described in Section 6.1(a) is given.

(f)	The Board shall provide each Shareholder who chooses to accept the offer with an updated capitalization table of the Corporation.

(g)	This Section 6.1 shall not apply to any issue of New Securities: (i) as a stock dividend to any Shareholder; (ii) under an option or other right granted pursuant to an ESOP whether or not currently in effect; or (iii) pursuant to the exercise of conversion privileges, options or rights previously granted by the Corporation in accordance with this Agreement.

ARTICLE 7

dealing with shares

7.1	Transfer Event.

(a)	The Minority Shareholder or the Principal, or the Principal’s estate trustee, executor, administrator, or other legal or personal representative, as the case may be, will give notice in writing to the Corporation and the Investor Shareholder promptly following the occurrence of a Transfer Event.

(b)	At any time during the ninety (90) day period following its receipt of notice of, or otherwise becoming aware of, a Transfer Event (the “Transfer Event Exercise Period”), the Corporation and the Investor Shareholder will each have the option (but not the obligation) to purchase all, but not less than all, of the Minority Shareholder’s Shares. The option shall be exercisable by the Corporation or the Investor Shareholder, as the case may be, delivering a Purchase Notice to the Minority Shareholder. Upon receipt of a Purchase Notice, the Minority Shareholder will be bound to sell all, but not less than all, of the Minority Shareholder’s Shares on the following terms and conditions and subject to ARTICLE 9:

(i)	With respect to a Transfer Event other than pursuant to Section 1.1(n)(ii), 1.1(n)(v), 1.1(n)(viii) or 1.1(n)(x), the aggregate purchase price for the Minority Shareholder’s Shares will be an amount equal to the Minority Shareholder’s Percentage Interest of Exit EBITDA as of the date of such Transfer Event, multiplied by the Original Multiple, which shall be payable by way of cheque, wire transfer or other form of immediately available funds in full on the Closing Date.

(ii)	With respect to a Transfer Event pursuant to Section 1.1(n)(ii), 1.1(n)(v), 1.1(n)(viii) or 1.1(n)(x), the aggregate purchase price for the Minority Shareholder’s Shares will be an amount equal to the Minority Shareholder’s Percentage Interest of Exit EBITDA as of the date of such Transfer Event, multiplied by the Discounted Multiple, which shall be payable by way of cheque, wire transfer or other form of immediately available funds in two (2) equal instalments on the first and second anniversaries of the Closing Date.

7.2	Platform Change of Control.

(a)	Upon a Platform Change of Control, the Corporation and the Investor Shareholder will each have the option (but not the obligation) exercisable by delivery of a Purchase Notice to the Minority Shareholder, to purchase all, but not less than all, of the Minority Shareholder’s Shares. Upon receipt of a Purchase Notice, the Minority Shareholder will be bound to sell all, but not less than all, of the Minority Shareholder’s Shares on the following terms and conditions and subject to ARTICLE 9:

(i)	With respect to a Platform Change of Control, if Exit EBITDA as of such Change of Control is less than Sustainable EBITDA, the aggregate purchase price for the Minority Shareholder’s Shares (the “Total Exit Proceeds”) will be an amount equal to the Minority Shareholder’s Percentage Interest of Exit EBITDA as of such Change of Control, multiplied by the Original Multiple; provided however that if Exit EBITDA as of such Platform Change of Control is greater than or equal to Sustainable EBITDA, the Total Exit Proceeds will be an amount equal to the Minority Shareholder’s Percentage Interest of Exit EBITDA as of such Platform Change of Control, multiplied by the Platform Multiple, multiplied by the Platform Multiple Adjustment.

(ii)	The initial amount payable for a Transfer pursuant to Section 7.2(a) will be an amount equal to the Minority Shareholder’s Percentage Interest of Exit EBITDA as of such Change of Control, multiplied by the Original Multiple, which shall be payable ninety (90) days following the closing of the relevant Platform Change of Control. The remainder, if any, of the Total Exit Proceeds (the “Supplemental Proceeds”) shall be payable as follows:

(A)	33 1/3% of the Supplemental Proceeds shall be payable on the one (1) year anniversary of the closing of the relevant Platform Change of Control; and

(B)	the remaining 66 2/3% of the Supplemental Proceeds shall be payable in two (2) equal instalments on the first and second anniversaries of the closing of the relevant Change of Control,

with the Supplemental Proceeds, if any, being subject to the Minority Shareholder meeting certain conditions following the closing of such Platform Change of Control, such conditions being in the sole discretion of the Investor Shareholder and such acquirer based on negotiations between such acquirer and the Investor Shareholder, with the Investor Shareholder negotiating for the benefit of the Minority Shareholder in good faith.

(iii)	Subject to Section 7.2(b), the purchase price payable by the Corporation or the Investor Shareholder to the Selling Shareholder will be paid by way of cheque, wire transfer or other form of immediately available funds.

(b)	In the event of a Platform Change of Control, the Minority Shareholder will, to the extent requested by the third party purchaser or the Investor Shareholder in connection with such Platform Change of Control, immediately prior to the closing of such Platform Change of Control, contribute, transfer and assign to such third party purchaser (or its designee) all of the Minority Shareholder’s right, title and interest in and to not more than fifty percent (50%) of the Minority Shareholder’s Shares in exchange for securities of the third party purchaser (or its designee) on terms and conditions to be negotiated between such third party purchaser and the Investor Shareholder, with the Investor Shareholder for the benefit of the Minority Shareholder in good faith.

7.3	Option to Purchase.

(a)	Each of the Corporation and the Investor Shareholder are granted the right to require the Minority Shareholder to sell to it all of the Minority Shareholder’s Shares on the terms and conditions herein set out (the “Option to Purchase”). The Corporation or the Investor Shareholder, as the case may be, will give twenty (20) Business Days’ notice to the Minority Shareholder of its intention to exercise the Option to Purchase. The aggregate purchase price for the Minority Shareholder’s Shares will be an amount equal to the Minority Shareholder’s Percentage Interest of Exit EBITDA as of the date of delivery of the Purchase Notice, multiplied by the Original Multiple, which shall be payable by way of cheque, wire transfer or other form of immediately available funds in full on the Closing Date.

(b)	If a Platform Change of Control occurs within six (6) months of the consummation of a Transfer pursuant to Section 7.3(a), the Corporation or the Investor Shareholder, as the case may be, shall pay to the Minority Shareholder an additional amount (the “Anti-Embarrassment Payment”) equal to (i) the aggregate of the Supplemental Proceeds that the Minority Shareholder would have been entitled to for her Shares had the Minority Shareholder continued to hold her Shares as of immediately prior to such Platform Change of Control and had met all post-closing conditions of receipt of such Supplemental Proceeds, minus (ii) 10% of the sum of the aggregate of such Supplemental Proceeds and the amount already received by the Minority Shareholder from the Corporation or the Investor Shareholder, as the case may be, for such Shares, with the Anti-Embarrassment Payment being payable within ninety (90) days following the closing of the relevant Platform Change of Control by way of cheque, wire transfer or other form of immediately available funds.

7.4	Exit EBIDTA. In connection with the delivery of a Purchase Notice in connection with a Transfer Event or a notice pursuant to Section 7.3 to exercise the Option to Purchase, the Investor Shareholder shall prepare and deliver to the Minority Shareholder a written statement (the “EBITDA Statement”) setting forth in reasonable detail the calculation of Exit EBITDA. The calculation of Exit EBITDA in connection with a Transfer Event or an Option to Purchase shall be derived from the audited financial statements of the Corporation and shall be final, binding and conclusive on the parties. Following delivery of the EBITDA Statement, the Investor Shareholder shall provide the Minority Shareholder and its advisors with reasonable access, upon reasonable notice and during normal business hours, to the books, records and relevant personnel of the Corporation to the extent necessary to review the EBITDA Statement.

ARTICLE 8

DRAG ALONG; TAG ALONG

8.1	Drag Along. Subject to the terms of Section 8.4, in the event that the Investor Shareholder commits to sell any or all of its Shares pursuant to a bona fide offer received by the Investor Shareholder from a Person who deals at arm’s length with the Investor Shareholder (“Third Party Offer”), then the Investor Shareholder shall have the right, but not the obligation, upon written notice to the Minority Shareholder (the “Drag Along Notice”), which Drag Along Notice shall include the relevant details of the Third Party Offer, to require the Minority Shareholder to sell any or all of its Shares to the third party purchaser in accordance with the Third Party Offer, in which case the Minority Shareholder (i) shall be deemed to have accepted the Third Party Offer, (ii) shall execute and deliver all related documentation and take such other action in support of Third Party Offer as shall reasonably be requested by the Corporation or the Investor Shareholder in order to carry out the terms and provision of this Section 8.1 and the definitive transaction agreement, (iii) shall refrain from exercising any dissent rights or rights of appraisal or oppression under applicable law at any time with respect to such Third Party Offer or asserting any claim or commencing any suit challenging the Third Party Offer or this Agreement, and shall not take any action that would reasonably be expected to delay, impede, or frustrate the consummation of the Third Party Offer, provided that the Minority Shareholder shall not be required to comply with this Section 8.1 unless (x) the Minority Shareholder’s liability shall be limited to its pro rata share of any aggregate indemnification amount applicable to all Shareholders under the definitive transaction agreement and shall in no event exceed the amount of consideration otherwise payable to the Minority Shareholder under such definitive transaction agreement, except in cases of fraud, and (y) the Minority Shareholder will receive the same form of consideration for her Shares as is received by the Investor Shareholder, or if the Investor Shareholder is given a choice as to the form of consideration to be received as a result of the Third Party Offer, the Minority Shareholder will be given the same option.

8.2	Tag Along. Subject to the terms of Section 8.4, in the event that the Investor Shareholder agrees to sell any of its Shares pursuant to a Third Party Offer, then the Minority Shareholder shall, as soon as practicable after the Third Party Offer has been accepted by the Investor Shareholder, be provided with a notice (a “Tag Along Notice”) containing (i) the relevant details of the Third Party Offer, (ii) the proportion of the Shares owned by the Investor Shareholder that is being sold pursuant to the Third Party Offer; and (iii) the particulars of how the Minority Shareholder may exercise its rights under this Section 8.2. Upon receipt of the Tag Along Notice, the Minority Shareholder shall have the right, exercisable in accordance with the particulars set out in the Tag Along Notice, at any time up to thirty (30) days after delivery of the Tag Along Notice, to require the Investor Shareholder to sell such proportion of the Minority Shareholder’s Shares, as is the proportion of Shares being sold by the Investor Shareholder pursuant to such Third Party Offer, to the third party in accordance with the terms and conditions contained in the Third Party Offer.

8.3	Power of Attorney. In the event the Minority Shareholder does not fulfil her obligation to sell as provided for herein, the Minority Shareholder hereby irrevocably appoints the secretary of the Corporation from time to time, as her attorney, in accordance with the Powers of Attorney Act (Ontario) to execute all such documents and to do all such things as may be necessary to sell the Minority Shareholder’s Shares to the third party purchaser in accordance with the Third Party Offer.

8.4	Exceptions. Notwithstanding any of the foregoing provisions of this ARTICLE 8, (a) if the Investor Shareholder’s Shares are Transferred to a Lender or its Affiliates, Section 8.2 shall not apply to such Transfer, (b) if a Lender or its Affiliates Transfers such Shares to any designee or transferee thereof (including a third party) pursuant to the enforcement of a security interest, pledge, charge or other encumbrance granted in respect of such Shares, or pursuant to the exercise of any rights or remedies under any financing or security documents, Section 8.2 shall not apply to such Transfer, and (c) if the Investor Shareholder’s Shares are Transferred to a Lender or its Affiliates, Section 8.1 shall not apply to such Transfer; provided, that in the event of a Transfer by a Lender or its Affiliates to any designee or transferee thereof (including a third party), such Lender(s) or Affiliate(s) of such Lender(s) shall have the right to require that the Minority Shareholder participate in such Transfer pursuant to the terms of Section 8.1.

ARTICLE 9

CLOSING

9.1	Closing. Whenever Shares are sold by a Shareholder (in this Article, the “Vendor”) to the Corporation or the Investor Shareholder pursuant to the terms of this Agreement (in this Article, the “Purchaser”), the terms and conditions of this Article will apply. Closing will be held at the offices of the Corporation, or electronically, on a date selected by the Purchaser not later than ninety (90) days following delivery of the Purchase Notice (the “Closing Date”); provided, that, except where otherwise expressly provided for in this Agreement, the Purchaser shall give the Vendor at least five (5) days’ written notice of the Closing Date. For the avoidance of doubt, a Purchase Notice can be delivered prior to a Platform Change of Control and, notwithstanding anything else in this Agreement to the contrary, such Purchase Notice shall be delivered subject to the Platform Change of Control that is the subject of such Purchase Notice, and the offer to purchase the Selling Shareholder’s Shares in any such Purchase Notice shall be subject to the occurrence of such Platform Change of Control.

(a)	At closing, the Vendor will deliver to the Purchaser good title to the Shares being sold, free and clear of all Encumbrances whatsoever (except Encumbrances created under this Agreement). If, at closing, the Vendor’s Shares are subject to any Encumbrance, the Purchaser will, without prejudicing or affecting the Vendor’s obligation to deliver the Shares free and clear of all Encumbrances, be entitled to do such acts and things and make such payments as the Purchaser deems necessary in order to discharge such Encumbrance and the Purchaser may deduct from the purchase price the aggregate amount of all reasonable costs, outlays and expenses made or incurred in so doing;

(b)	At closing, the Vendor will deliver certificates representing the Shares being sold duly endorsed for transfer to the Purchaser;

(c)	At closing, if the Vendor will no longer be a Shareholder:

(i)	the Vendor and the Principal will receive from the Purchaser (and if applicable the Corporation) a release of any and all claims which the Purchaser (and if applicable the Corporation) may have against the Vendor and the Principal relating to the Corporation; and

(ii)	the Vendor and the Principal will deliver to the Purchaser (and if applicable the Corporation) a release of any and all claims which the Vendor or the Principal may have against the Purchaser (and if applicable the Corporation) and the other Shareholders, in each case save and except for:

(iii)	any claims arising out of a portion of the purchase price for the Vendor’s Shares remaining unpaid;

(iv)	any claim in respect of the Principal’s employment with the Corporation;

(v)	the terms, provisions, representations, warranties and covenants of any purchase and sale documentation relating to the sale of the Vendor’s Shares, whether contained in this Agreement or in any other agreement, instrument or document; and

(vi)	the provisions of ARTICLE 10.

(d)	At closing, if the Vendor will no longer be a Shareholder, the Vendor shall deliver to the Corporation all records, accounts and other documents in his/her/its possession belonging to the Corporation and the resignations and releases of his/her/its nominees on the Board (including the resignation of such Persons as officers of the Corporation), all such resignations to be effective no later than the time of delivery;

(e)	At closing, the Purchaser will purchase from the Vendor all Shareholder Loans (or if the purchaser is the Corporation shall pay back all Shareholder Loans) owing to the Vendor for an amount equal to the outstanding amount of such Shareholder Loans. Payment for the purchase of such Shareholder Loans shall be paid in full on the Closing Date;

(f)	At closing, the Vendor and the Principal will execute and deliver to the Purchaser and the Corporation all notices, documents and other materials reasonably necessary to complete the purchase and sale transaction; and

(g)	At closing, the Vendor will execute and deliver to the Purchaser a statutory declaration if the Vendor is an individual (or a certificate of an officer or trustee of the Vendor, if the Vendor is a corporation or a trust) stating that on the Closing Date:

(i)	the Vendor is not a “non-resident” within the meaning and for the purposes of the ITA and will supply satisfactory evidence to the Purchaser of such, or in the alternative with evidence of compliance with Section 116 of the ITA;

(ii)	the Shares to be purchased are free and clear of all Encumbrances; and

(iii)	no Person has or will have any agreement, option or any right capable of becoming an agreement or option for the purchase from the Vendor of any of his/her/its Shares.

9.2	Refusal to Close. If the Vendor is obligated to sell Shares to the Purchaser and the Vendor fails to complete the transaction of purchase and sale, the amount which the Purchaser would otherwise be required to pay to the Vendor at closing may be deposited by such Person into a trust account in the name of the Vendor at the bank branch used by the Corporation. On making such deposit and giving the Vendor notice thereof, the purchase of the Vendor’s Shares by the Purchaser will be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity, in and to the Shares to which the Vendor is entitled will be conclusively deemed to have been transferred and assigned to, and vested in, the Purchaser. The Vendor will be entitled to receive the amount deposited in the trust account on satisfying his/her/its obligations pursuant to this Agreement.

9.3	Power of Attorney. In connection with a sale of Shares pursuant to this Agreement, the Vendor irrevocably nominates, constitutes and appoints the president or such other person appointed by the Board from time to time (an “Authorized Officer”), as his/her/its true and lawful attorney-in-fact and agent for, in the name and on behalf of, the Vendor to execute and deliver in the name of the Vendor all such assignments, transfers, resolutions, consents, deeds or instruments as may be necessary to effectively Transfer the Shares being sold to the Purchaser. Such appointment and power of attorney, being coupled with an interest, will not be revoked by the death, incapacity (whether mental or physical), dissolution, winding up, bankruptcy, insolvency or other termination of the existence of the Vendor. The Vendor ratifies and confirms, and agrees to ratify and confirm, all that the Authorized Officer may lawfully do or cause to be done by virtue of such appointment and power of attorney.

9.4	Conditions of Closing. Any closing of a purchase and sale transaction under this Agreement shall not be completed unless and until the following conditions have first been satisfied: each of the parties to the purchase and sale transaction shall have complied with all of the obligations and requirements imposed by the Act, except as such obligations and requirements have been expressly amended by the terms of this Agreement.

9.5	Survival. The provisions of this Article will survive the termination of this Agreement notwithstanding anything in this Agreement to the contrary.

ARTICLE 10

RESTRICTIVE COVENANTS

10.1	Non-Solicit. For so long as the Minority Shareholder is a Shareholder of the Corporation and for two (2) years thereafter, each of the Minority Shareholder and the Principal will not, without the prior written consent of the Board (which consent may be unreasonably withheld, and in respect of which the Minority Shareholder’s nominee shall be excluded from the determination), either directly or indirectly:

(a)	divert or attempt to induce or solicit any salesperson, distributor, supplier, vendor, customer, prospective customer, client, prospective client, manufacturer, representative, employee, agent or other Person transacting business with the Corporation to leave the employ of or terminate or change their relationship or association with the Corporation, or to represent, distribute or sell services or products in competition with services or products of the Corporation; or

(b)	contact, solicit or accept the patronage of any customer, prospective customer, client or prospective client of the Corporation for the purpose of engaging or accepting the services or patronage of such entity, whether as a customer or client or otherwise, or induce or cause any customer, prospective customer, client or prospective client of the Corporation to change their relationship or association with the Corporation.

10.2	Non-Competition. For so long as the Minority Shareholder is a Shareholder of the Corporation and for two (2) years thereafter, each of the Minority Shareholder and the Principal will not, without the prior written consent of the Board (which consent may be unreasonably withheld, and in respect of which the Minority Shareholder’s nominee shall be excluded from the determination), either directly or indirectly, within 50 kilometres of any of the Premises, engage in any activity in competition with, perform services for or become interested in, whether as an individual, manager, consultant, independent contractor, employee, employer, partner, syndicate member, officer, director, advisor, principal, agent, trustee, lender of money, shareholder (except as a shareholder of a public corporation holding 2% or less of all outstanding voting shares in such public corporation) or in any other manner whatsoever, carry on, advance or lend money to, guarantee the debts or obligations of or permit their name to be used, serve or cater to, in any relation or capacity whatsoever, a similar or competitive business to that conducted by the Corporation.

10.3	Carve Out. Section 10.2 shall not prevent, and the Minority Shareholder will not be in default under Section 10.2 by virtue of, the Minority Shareholder, the Principal and/or any of its Affiliates owning Tulong Technologies Inc. (“Tulong”) and being involved in the business of Tulong, which for greater certainty includes the development and offering of an AI-powered media planning platform as defined in, and funded pursuant to, the Contribution Agreement between Tulong and the Minister of Artificial Intelligence and Digital Innovation dated January 20, 2026 (the “FedDev Agreement”) (together with any successor or adjacent technology Tulong develops, the “Platform”), including the fulfilment of Tulong’s obligations under the FedDev Agreement (collectively, the “Tulong Permitted Activities”); provided, however, that:

(a)	the Tulong Permitted Activities shall not, without the prior written consent of the Board (which consent may be unreasonably withheld, and in respect of which the Minority Shareholder’s nominee shall be excluded from the determination), include:

(i)	the provision of multicultural marketing agency services, media buying or placement services, creative services, consulting services, or any other services or products of the type provided or offered by the Corporation;

(ii)	the direct sale or licensing of the Platform to any customer, prospective customer, client, or prospective client of the Corporation or other Person transacting business with the Corporation for their own use in purchasing or placing media; or

(iii)	the execution of any media orders or advertising placements generated by the Platform;

(b)	nothing in Section 10.3 shall permit the Minority Shareholder, the Principal or any of their Affiliates to directly or indirectly solicit any customer, prospective customer, client, or prospective client of the Corporation or other Person transacting business with the Corporation for the purpose of diverting revenue from products or services that would otherwise be provided by the Corporation to Tulong or the Tulong Permitted Activities; and for greater certainty, this Section 10.3(b) shall not limit or otherwise affect the obligations of the Minority Shareholder or the Principal under Section 10.1; and

(c)	the Principal acknowledges and covenants that her primary professional obligation is to the Corporation pursuant to the Employment Agreement (as defined in the Purchase Agreement), and the Principal’s involvement in the Tulong Permitted Activities shall not interfere with the Principal’s duties to the Corporation. In the event of any conflict between the Principal’s obligations to the Corporation and the Tulong Permitted Activities, the Corporation’s interests shall prevail.

10.4	Confidentiality. Each of the Minority Shareholder and the Principal acknowledge to the Corporation that in the course of carrying out, performing and fulfilling their responsibilities to the Corporation, whether as a Shareholder, director, or otherwise, they will have access to and be entrusted with detailed confidential information and trade secrets relating to present or contemplated customers, clients and other Persons with which the Corporation may deal, services, marketing techniques, modes of operation and inventions of the Corporation and confidential information concerning the customers or clients of the Corporation. Each of the Minority Shareholder and the Principal further acknowledge that the disclosure of such confidential information or trade secrets to competitors of the Corporation, third parties, or to the general public would be highly detrimental to the best interests of the Corporation. Each of the Minority Shareholder and the Principal acknowledge and agree that the right to maintain the confidentiality of such confidential information and trade secrets constitutes a proprietary right that the Corporation is entitled to protect. Accordingly, each of the Minority Shareholder and the Principal covenant and agree that they will not (either during the term of this Agreement or at any time thereafter) directly or indirectly use for their benefit or disclose, except to the extent required for the performance by them of their duties, any such detailed confidential information or trade secrets to anyone, nor will they use the same for any purpose other than for the purposes of advancing the interests of the Corporation, or upon ceasing to be a Shareholder or employee of the Corporation, as the case may be, take with them any document or paper relating to any of the foregoing, or any physical property of the Corporation. Nothing herein will prevent the disclosure of information that is public knowledge.

10.5	Intellectual Property. All inventions, designs, ideas, works, creations, developments, programs, codes, applications, drawings, sketches, compilations or information, analysis, experiments, data, formula, methods, processes, techniques, prototypes, products, art works, samples, equipment, tools, machines, and any modifications or improvements thereto (collectively, the “Intellectual Property”) created by or on behalf of the Minority Shareholder of the Principal in the course of and within the scope of the Minority Shareholder’s or Principal’s, as applicable, duties for the Corporation or using the Corporation’s Confidential Information or resources (whether at the place of business of the Corporation or otherwise) during the period in which the Minority Shareholder or the Principal is a Shareholder, contractor or employee of the Corporation, as applicable, and for a period of nine (9) months thereafter (but only to the extent such Intellectual Property incorporates the Corporation’s Confidential Information or resources), or during the period in which the Minority Shareholder or the Principal was a Shareholder, contractor or employee of the Corporation prior to the date of this Agreement, shall be and remain the exclusive property of the Corporation and the Minority Shareholder and the Principal will have no right, title or interest therein. Each of the Minority Shareholder and the Principal assigns to the Corporation any and all right, title and interest that it/she may have in and to the Intellectual Property and in any patent, copyright, industrial design, trade mark and any other similar right pertaining to the Intellectual Property which it/she may have by virtue of having created, made, conceived or contributed to any such Intellectual Property, either solely or with others, in whole or in part, during the period set out in this Section 10.5. Each of the Minority Shareholder and the Principal forever waives and renounces, for the benefit of the Corporation, all of its/her moral rights in and to the Intellectual Property including, without limitation, the right to the integrity of the Intellectual Property, the right to modify the Intellectual Property in any way and the right to prevent the use of the Intellectual Property in association with any other product or products. Notwithstanding the foregoing, any Intellectual Property created by the Minority Shareholder or the Principal, either alone or jointly with others, which relates primarily to the Tulong Business and which was not developed using the Corporation’s Confidential Information or resources, shall remain the exclusive property of the Minority Shareholder and is not and shall never be within the scope of this Section 10.5. For the purposes of this Section 10.5, “Confidential Information” shall not include general industry knowledge, skills, and experience acquired by the Minority Shareholder or the Principal during the course of their involvement with the Corporation. The Corporation acknowledges that, subject to the foregoing, it shall have no right, title or interest in or to any Intellectual Property relating exclusively to the Tulong Business that was independently developed without the use of the Corporation’s Confidential Information or resources and agrees not to assert any claim thereto.

10.6	Intellectual Property Dispute. Notwithstanding Section 12.4, in the event of any dispute between the Corporation and the Minority Shareholder or Principal regarding the ownership of any Intellectual Property under Section 10.5, including any dispute as to whether such Intellectual Property relates primarily to the Tulong Business or was developed using the Corporation’s Confidential Information or resources, such dispute shall be resolved exclusively pursuant to this Section 10.6 and shall not be subject to the dispute resolution procedures set out in Section 12.4. Any such dispute shall be referred to a single independent intellectual property expert mutually agreed upon by the parties (or, failing agreement within fifteen (15) Business Days, a single independent intellectual property expert appointed by a judge of the Ontario Superior Court of Justice upon application by either party). The independent expert shall act as an expert and not as an arbitrator and shall render a determination within thirty (30) days of appointment. The determination of the independent expert shall be final and binding on the parties, absent manifest error. The costs of the independent expert shall be borne equally by the parties to the dispute, unless the expert determines otherwise.

10.7	Further Documents. Each of the Minority Shareholder and the Principal will, at the request of the Corporation and without any payment therefor, execute any documents necessary or advisable in the reasonable opinion of counsel to the Corporation to direct issuance of patents to the Corporation with respect to such Intellectual Property as are to be the Corporation’s exclusive property as against the Minority Shareholder or the Principal under Section 10.5 or to vest in the Corporation title to such Intellectual Property as against the Minority Shareholder or the Principal.

10.8	Non-Disparagement.

(a)	Each of the Minority Shareholder and the Principal covenant and agree that they shall not engage in any pattern of conduct that involves the making or publishing or written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation or its management, directors or officers.

(b)	The Investor Shareholder covenants and agrees that it shall not engage in any pattern of conduct that involves the making or publishing or written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Minority Shareholder or the Principal.

This Section 10.8 shall not restrict a party from making any truthful statement or disclosure that is required by applicable law, regulation, court order, subpoena, or other legal process, or from providing truthful testimony in any judicial, arbitral, administrative, or regulatory proceeding.

10.9	Relief. Each of the Minority Shareholder and the Principal acknowledge and agree that their relationships with the Corporation is of a special, unique, unusual and extraordinary character, the loss of which cannot adequately be compensated in damages in an action at law. The Corporation will be entitled to all equitable and legal remedies, including interlocutory and permanent injunctive relief, relating to any violation or breach of the provisions of this Article. Each of the Minority Shareholder and the Principal acknowledge and agree that they has reviewed the provisions of this Article with her legal counsel and that the provisions of this Article are reasonable, appropriate and in the interests of the Corporation. Each of the Minority Shareholder and the Principal irrevocably waive and renounce any right to claim or plead in any respect whatsoever that the provisions of this Article are not reasonable or in the interests of the Corporation. The covenants contained in this Article will be construed as independent of any other covenants or agreements by or between the parties, and the existence of any claim or cause of action of the Minority Shareholder or the Principal against any other party to this Agreement, whether predicated on this Article or otherwise, will not constitute a defence to the enforcement by the Corporation of the provisions of this Article.

10.10	Severability. Except as expressly provided to the contrary in this Article, each Section, Subsection, part, term and/or provision of this Article will be considered severable and if, for any reason, any Section, Subsection, part term and/or provision thereof is determined to be invalid and contrary to, or in conflict with, any existing or future law, ruling or regulation by a court or agency having valid jurisdiction, such will not impair the operation of, or have any other effect on such other Section, Subsection, part, term and/or provision of this Article as may remain otherwise intelligible and the latter will continue to be given full force and effect and bind the parties; and such invalid Section, Subsection, part, term and/or provision will be deemed to not be a part of this Article. If a period of time or geographic area specified in this Article is adjudged to be unreasonable in any proceeding, then the period of time will be reduced by such number of months and/or the area will be reduced by the elimination of such portion thereof, so that such restrictions may be enforced in such area and for such time as is adjudged reasonable.

10.11	Affiliates. Each of the Minority Shareholder and the Principal acknowledge and agree that the terms and provisions of this ARTICLE 10 shall apply mutatis mutandis to each subsidiary body corporate of the Corporation, as the case may be.

10.12	Survival. The provisions of this Article will survive the termination of this Agreement notwithstanding anything in this Agreement to the contrary.

ARTICLE 11

tulong license

11.1	Tulong License. During the Tulong Option Period, the Minority Shareholder and the Principal shall cause Tulong to grant to the Investor Shareholder a perpetual, royalty-free, non-exclusive licence to use, access, display, perform, integrate, reproduce, modify, adapt, enhance, distribute, commercialize and create derivative works of the Platform in connection with the Investor Shareholder’s business or the business of any of its Affiliates including without limitation RAD, including the right to sublicense or assign such rights to any of its Affiliates including without limitation RAD (the “Platform Licence”), such terms to be memorialized in a license agreement to be entered into as soon as practicable following the Effective Date between Tulong and the Investor Shareholder; provided that the rights granted under the Platform Licence shall be effective as of, and exercisable from, the Effective Date notwithstanding that such license agreement has not yet been executed. The Platform Licence shall continue in full force and effect during the Tulong Option Period on a royalty-free basis regardless of whether the Tulong Option is exercised. If the Investor Shareholder does not exercise the Tulong Option prior to the expiry of the Tulong Option Period, the Platform Licence shall continue in full force and effect as a perpetual, non-exclusive licence, provided that, from and after the expiry of the Tulong Option Period, the Investor Shareholder or the Corporation shall pay to Tulong a licence fee at fair market rates, as determined by agreement between the Corporation and Tulong, or failing such agreement within thirty (30) days following the expiry of the Tulong Option Period, as determined by a single independent valuator mutually agreed upon by the parties (or, failing agreement, appointed by a judge of the Ontario Superior Court of Justice upon application by either party), whose determination shall be final and binding. The fair market rate shall be reviewed and reset every two (2) years following the initial determination, with any dispute as to the reset rate to be resolved in the same manner. The Minority Shareholder and the Principal shall be jointly and severally liable to the Investor Shareholder for any noncompliance by Tulong with this Section 11.1. The Minority Shareholder and the Principal shall, at the request of the Investor Shareholder and without any additional consideration, promptly execute and deliver, and cause Tulong to execute and deliver, such further instruments, agreements and assurances as the Investor Shareholder may reasonably require to evidence, confirm or give full effect to the Platform Licence and to ensure that the Investor Shareholder (and its sublicensees and assignees, as the case may be) receives the full benefit thereof.

ARTICLE 12

GENERAL CONTRACT PROVISIONS

12.1	Suspension/Termination of Certain Provisions.

(a)	Following a Transfer Event, during the Transfer Event Exercise Period:

(i)	the Minority Shareholder shall only be entitled to Transfer its Shares in accordance with ARTICLE 7 and any other provisions of this Agreement allowing for the purchase and sale of a Shareholder’s Shares shall be suspended and inoperative with respect to the Minority Shareholder;

(ii)	the Minority Shareholder’s nominee to the Board shall be deemed to have automatically resigned and shall be removed by the Board;

(iii)	the Principal will be deemed to have resigned as an officer of the Corporation; and

(iv)	the Minority Shareholder will and does hereby, irrevocably nominate, constitute, and appoint, the Investor Shareholder as the Minority Shareholder’s proxy to vote its Shares as such proxy or proxies see fit.

(b)	If a Transfer Event has occurred and the Corporation or the Investor Shareholder does not exercise its option to purchase the Minority Shareholder’s Shares pursuant to Section 7.1 during the Transfer Event Exercise Period, then, notwithstanding anything else in this Agreement to the contrary, from and after the expiry of the Transfer Event Exercise Period: (i) the Minority Shareholder’s consent rights under Section 5.3 shall be permanently and irrevocably terminated and shall be of no further force or effect; (ii) the Minority Shareholder’s nominee to the Board shall be deemed to have permanently resigned and the Board shall thereafter be comprised solely of nominees of the Investor Shareholder; (iii) the Principal shall be deemed to have permanently resigned as an officer of the Corporation; and (iv) the Minority Shareholder’s proxy appointment in favour of the Investor Shareholder pursuant to Section 12.1(a)(iv) shall continue in full force and effect. The provisions of this paragraph shall survive and remain in effect notwithstanding any subsequent cure or resolution of the Transfer Event.

12.2	Term and Termination. This Agreement will take effect on the date hereof and remain in full force and effect until the earlier of:

(a)	the written consent of all of the parties hereto;

(b)	the date on which the Corporation obtains the status of a reporting issuer (as that term is defined in the Securities Act (Ontario)), or the equivalent status in one or more other jurisdictions, and the Shares are listed and posted for trading on a recognized national stock exchange;

(c)	the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of applicable bankruptcy or insolvency legislation; or

(d)	with respect to the Minority Shareholder or the Principal, at such time as the Minority Shareholder no longer holds any Shares, provided that any such termination shall not release the Minority Shareholder or the Principal from any liability incurred hereunder.

12.3	Right of Set-Off. In addition to any other rights the Investor Shareholder and Corporation may have under this Agreement, at law, in equity, or otherwise, the parties agree that the Investor Shareholder and the Corporation shall each have, without in any way limiting the Investor Shareholder’s or the Corporation’s other rights hereunder, the right to set-off against any payments, distributions, or other amounts which are required to be made by any or all of such Persons under this Agreement, all amounts owing by the Minority Shareholder to the Investor Shareholder or the Corporation, as applicable, including, without limitation under the Purchase Agreement or any other agreement, certificate, instrument and document contemplated therein. The Minority Shareholder hereby irrevocably authorizes and directs the Corporation to pay to the Investor Shareholder or the Corporation, as the case may be, all or such portion of any distribution to which the Minority Shareholder is are entitled as may be required on account of the Minority Shareholder’s liability to the Investor Shareholder or the Corporation.

12.4	Dispute Resolution. Except as otherwise expressly provided herein (including, for greater certainty, Section 10.6 with respect to Intellectual Property ownership disputes), any dispute, difference or question arising among the parties hereto concerning the construction, meaning, effect, implementation, compliance with or breach of this Agreement, or any part hereof shall be resolved as follows: (a) the parties hereto agree to negotiate in good faith commencing upon written notice from one party to the other containing a summary of the dispute (the “dispute notice”), and all such negotiations shall be confidential and inadmissible in any subsequent proceeding without the written consent of each party involved in such negotiations; (b) if the dispute is not resolved by negotiation, as set out above, within ten (10) Business Days following the receipt of the dispute notice, the parties will refer the dispute to a single, experienced, qualified mediator acceptable to both parties for non-binding mediation. The mediation shall be mediated (on a non-binding basis) pursuant to the National Mediation Rules of the ADR Institute of Canada, Inc., provided that the place of mediation shall be Toronto, Ontario, the language of the mediation shall be English and the costs of such mediation shall be shared equally by the parties involved in such mediation; and/or (c) if the dispute is not settled by mediation, as set out above, within sixty (60) days of receipt of the dispute notice, or if a mutually acceptable mediator is not selected within thirty (30) days of receipt of the dispute notice, then any unresolved issue(s) will be settled by a single arbitrator agreed on by all the parties to the dispute, or failing agreement, an arbitrator appointed pursuant to the Arbitration Act (Ontario) or such similar applicable legislation. The decision of such arbitrator appointed pursuant to this Agreement or the Arbitration Act (Ontario) will be final and binding on the parties and no appeal will lie therefrom. The parties hereto agree that in the event that legal proceedings are initiated by either of them prior to the sixty (60) day or thirty (30) day timeline set out above, as applicable, such initiating party shall be responsible for the non-initiating party’s reasonable legal fees and out-of-pocket costs and expenses where such initiating party does not prevail in such legal proceedings.

12.5	Implementation of this Agreement. The parties will sign such further and other documents, such resolutions to be passed and such by-laws to be enacted, cause such meetings to be held, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

12.6	Notices. All notices, requests, demands, acceptances, consents, communications or other writings required or permitted to be given hereunder or for the purposes hereof (in this Article, a “Notice”) will be in writing and be sufficiently given if personally delivered, sent by prepaid registered mail, by prepaid courier service or transmitted by facsimile or other form of recorded communication tested prior to transmission, addressed to the party to whom it is given, as follows:

(a)	if to the Corporation or the Investor Shareholder, to the registered office of the Corporation; and

(b)	if to the Minority Shareholder or the Principal, at the address of the Minority Shareholder set out in the records of the Corporation,

or such other address of which Notice has been given. Any Notice mailed as aforesaid will be deemed to have been given and received on the third (3rd) Business Day following the date of its mailing. Any Notice personally delivered will be deemed to have been given and received on the day it is personally delivered, provided that if such day is not a Business Day, the Notice will be deemed to have been given and received on the next Business Day following such day. Any Notice transmitted by facsimile or other form of recorded communication will be deemed given and received on the first (1st) Business Day after its transmission, provided that a written confirmation is produced by the sender’s telecopy machine of completed, error-free transmission. If a Notice is mailed and regular mail service is interrupted by strike or other irregularity on or before the fourth (4th) Business Day after the mailing thereof, such Notice will be deemed to have not been received unless personally delivered or transmitted by facsimile or other form of recorded communication.

12.7	Time of the Essence. Time will be of the essence of this Agreement and every part hereof, provided that if the parties establish a new time for the performance of an obligation, time will again be of the essence of the new time established.

12.8	Purchase and Sale Transaction. If any purchase or sale of any of the Minority Shareholder’s Shares has been initiated in accordance with the provisions of this Agreement (the “Initial Transaction”) then, until the Initial Transaction has ceased to be effective or is completed, no other purchase or sale of the Minority Shareholder’s Shares will be initiated under this Agreement, provided that, until the Initial Transaction is completed or ceases to be effective, the necessary extension of time will be made to all other provisions herein relating to the purchase and sale of the Minority Shareholder’s Shares and all other rights of the parties will be so preserved.

12.9	Application. The terms of this Agreement shall apply mutatis mutandis to any shares: (a) resulting from the conversion, reclassification, redesignation, subdivision or consolidation or other change of the Shares; and (b) of the Corporation or any successor body corporate which may be received by the Shareholders on a merger, amalgamation, arrangement or other reorganization of or including the Corporation. Prior to any such action being taken, the parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section 12.9.

12.10	Waiver. No party to this Agreement will be deemed or taken to have waived any provision of this Agreement unless such waiver is in writing, and such waiver will be limited to the circumstances set forth in such written waiver.

12.11	Severability. If any Article, Section or portion thereof is determined to be unenforceable or invalid, such unenforceability or invalidity will not affect the remaining Articles, Sections or portions thereof, as the case may be, of this Agreement and such unenforceable or invalid Article, Section or portion thereof will be deemed to be severed from the remainder of this Agreement. No covenant or provision, or part or parts thereof, will be deemed dependent on any other covenant or provision unless so expressed herein.

12.12	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party attorns to the jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

12.13	Statutes. Any reference in this Agreement to a statute includes any amendment thereto, its regulations and all applicable successor legislation.

12.14	Entire Agreement. This Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representation, promise, agreement or statement whatsoever not incorporated herein and made a part hereof. This Agreement will not be amended, altered or qualified except by a memorandum in writing signed by all of the parties to this Agreement.

12.15	Counterparts. This Agreement may be executed in one or more counterparts, whether by original, facsimile or PDF, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

12.16	Enurement. This Agreement will enure to the benefit of and be binding on the parties and their respective and applicable heirs, executors, administrators, legal and personal representatives, successors (including any successor by amalgamation, merger, consolidation, reorganization, arrangement or operation of law) and permitted assigns. The Minority Shareholder may not assign this Agreement without the prior written consent of Investor Shareholder and the Corporation, which consent may be unreasonably withheld.

12.17	Headings. Headings in this Agreement are inserted for convenience only and do not constitute part of this Agreement.

12.18	Acknowledgment. Each of the Minority Shareholder and the Principal acknowledge and agree that Torkin Manes LLP, 151 Yonge Street, Suite 1500, Toronto, Ontario, M5C 2W7 (“Torkin Manes”) has acted only for the Corporation and Investor Shareholder in the preparation and execution of this Agreement and that Torkin Manes has not in any way acted for, or provided advice to the Minority Shareholder or the Principal in connection with the preparation and execution of this Agreement. Each of the Minority Shareholder and the Principal acknowledge and agree that they have been advised to obtain independent legal advice prior to entering into this Agreement and that they have either obtained such advice or have declined to do so. Notwithstanding anything else to the contrary contained in this Agreement or in any other agreement between some or all of the parties, the parties acknowledge and agree that nothing shall prevent Torkin Manes from acting on behalf of the Corporation and Investor Shareholder or any of their respective and applicable shareholders, officers, directors, representatives, successors, assigns and Affiliates in relation to any matter including, without limitation, in the event of a dispute pursuant to this Agreement.

[The next page is the signature page.]

WHEREOF the parties have executed this Agreement as of the date written above.

AV COMMUNICATIONS INC.

Per:	/s/ Joycelyn David
Name:	Joycelyn David
Title:	CEO
I have the authority to bind the corporation

RAD CANADIAN HOLDINGS, INC.

Per:	/s/ Steven Silver
Name:	Steven Silver
Title:	Secretary
I have the authority to bind the corporation

2682534 ONTARIO CORPORATION

Per:	/s/ Joycelyn David
Name:	Joycelyn David
Title:	Director
I have the authority to bind the corporation

/s/ Joycelyn David
JOYCELYN DAVID

Signature Page to Shareholders Agreement